EXHIBIT 4.1

ORANGE (F/K/A FRANCE TELECOM)

AS ISSUER

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY     , 2014

SUPPLEMENTING AND AMENDING THE INDENTURE DATED AS OF JANUARY 13, 2012

BETWEEN ORANGE (F/K/A FRANCE TELECOM) AND THE BANK OF NEW YORK MELLON, AS TRUSTEE

THE BANK OF NEW YORK MELLON

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE dated as of January     , 2014 (this “Supplemental Indenture”), between Orange (f/k/a France Telecom), a société anonyme duly organized and existing under the laws of France (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

Recitals

A. The Company and the Trustee are parties to an indenture dated as of January 13, 2012 (the “Indenture”), which governs the terms of the Company’s unsecured debentures, notes, and other evidences of indebtedness, issued or to be issued by the Company in one or more series from time to time (the “Securities”);

B. Section 10.01(a) of the Indenture provides in part that the Company and the Trustee may amend the Indenture without notice to or consent of any Holder in order to, inter alia (i) cure any ambiguity, omission, defect or inconsistency, provided that such action does not adversely affect the interests of the Holders in any material respect or conform the provisions of the Indenture to the description thereof in any prospectus included in a registration statement filed by the Company with and declared effective by, or deemed effective upon filing with, the Commission, or (ii) make any change that does not adversely affect the rights of any Holder in any material respect;

C. When the Indenture was entered into, the corporate name of the Company was “France Telecom”. Following a decision of the shareholders on May 28, 2013, the Company changed its corporate name on July 1, 2013 from “France Telecom” to “Orange”;

D. The Company has determined that the Indenture will be appropriately clarified by changing each reference to “France Telecom” therein by replacing it with “Orange”;

E. The execution and delivery of this Supplemental Indenture (i) cures an inconsistency and conforms the provisions of the Indenture to reflect the current corporate name of the Company, and (ii) does not adversely affect the interests of the Holders in any material respect;

F. All acts and requirements necessary to make this Supplemental Indenture the valid and binding obligation of the Company have been done.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities issued hereunder:

ARTICLE I

Amendments

Section 1.01. Amendment to Preamble. Upon effectiveness of the Supplemental Indenture as set forth below, the preamble of the Indenture, which immediately precedes the recitals is hereby deleted in its entirety and replaced with the following language:

“Indenture, dated as of January 13, 2012, between Orange, a société anonyme duly organized and existing under the laws of France (the “Company”), and The Bank of New York Mellon, a New York banking corporation (herein called the “Trustee”).”

Section 1.02. Amendment to Definitions (Section 1.01 of the Indenture). The definition of “Company” shall be deleted in its entirety and replaced with the following language:

“The term “Company” means Orange, a société anonyme organized under the laws of France until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” will mean such successor Person.”

Section 1.03. Amendment to Other References. All other references in the Indenture to “France Telecom” shall be deemed to be references to “Orange.”

Section 1.04. Reaffirmation. By its execution hereof, Orange reaffirms all of its obligations and rights under the Indenture and under all of the Notes issued thereunder prior to and after the date hereof.

ARTICLE II

Miscellaneous

Section 2.01. Interpretation. Upon the effectiveness of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

Section 2.02. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the TIA, the required or deemed provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

Section 2.03. Invalidity of Particular Provisions. In case any one or more of the provisions contained in this Supplemental Indenture is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Supplemental Indenture, but this Supplemental Indenture will be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.04. Terms Defined in the Indenture. All capitalized terms not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

Section 2.05. Effect of Headings. The Article and Section headings herein are for convenience only and will not affect the construction hereof.

Section 2.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, will give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under the Indenture as amended by this Supplemental Indenture.

Section 2.07. Successors and Assigns Bound by Indenture. All the covenants, stipulations, promises, and agreements in the Indenture as amended by this Supplemental Indenture contained by or on behalf of the Company will bind its successors and assigns, whether so expressed or not. All the covenants, stipulations, promises, and agreements in this Supplemental Indenture contained by or on behalf of the Trustee will bind its successors and assigns, whether so expressed or not.

Section 2.08. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.09. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee assumes no duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and in carrying out its responsibilities hereunder, shall have all the rights, powers, privileges, protections and immunities which it possesses under the Indenture.

Section 2.10. Supplemental Indenture to be Construed in Accordance with the Laws of the State of New York. This Supplemental Indenture will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of said State without giving effect to principles of conflicts of laws of such State.

Section 2.11. Supplemental Indenture May be Executed in Counterparts. This Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same instrument.

Section 2.12. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

ORANGE

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:
Name:
Title: